CONSULTANT'S AGREEMENT


     THIS AGREEMENT, effective this 12th day of July, 2001 by and between Kaman Corporation, a corporation organized and existing under the laws of the State of Connecticut and having its office and principal place of business in Bloomfield, Connecticut (hereinafter called "Kaman"), and Walter R. Kozlow, of 192 Woodward Road, Brooklyn, CT 06234, Social Security Number ###-##-#### (hereinafter called "Consultant").

WITNESSETH:

     WHEREAS, a portion of Kaman's business relates to aerospace products and technology; and

     WHEREAS, Consultant has special qualifications in the areas of aerospace management, strategic planning, contracting and marketing activities, and related disciplines; and

     WHEREAS, the parties hereto have agreed to utilize
Consultant's services as Consultant to the President to advise and consult in connection with Kaman's business in such fields upon conditions hereinafter set forth:

     NOW, THEREFORE, in consideration of the premises, the parties hereto mutually agree as follows:

     1. Services. Consultant shall furnish to Kaman during the Term services commensurate with his knowledge and experience as reasonably requested by Kaman. Services will be provided at such times and locations as shall be mutually agreed between the parties. All services to be performed under this Agreement will be specifically requested by Mr. Paul R. Kuhn or his designee.

     2. Term. The term of this Agreement shall be for a period of two (2) years commencing on January 1, 2002 (the "Term").

     3. Compensation. a) For his services, the Consultant shall be paid a fee equal to Twenty Thousand Two Hundred Eight and 33/100 Dollars ($20,208.33) per month for the first eleven months of each year during the Term and Twenty Thousand Two Hundred Eight and 37/100 for the twelfth month of each year during the Term. Payments shall be made at the end of each month during the Term. In no event will Consultant engage in, or will any portion of the Consultant's fees paid hereunder, be used for any improper or illegal purpose or activity. Consultant acknowledges receipt of and agrees to comply with Kaman's Standards of Business Ethics and Conduct as applicable to all Kaman employees.

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     b)  Consultant shall be reimbursed by Kaman for Consultant's out-of-pocket business expenses incurred in rendering his services, provided such expenses are directly incident to the performance of his services under this Agreement and that such expenses have been approved in advance by Kaman's designated representative. Such expenses shall include airlines fare, hotel bills, entertainment expenses, and other reasonable and proper expenses incurred in performing consulting work for Kaman. Consultant agrees to provide receipts for said expenses.

     c) Consultant shall keep such time records as Kaman may reasonably require. Kaman shall provide Consultant with Internal Revenue Service Form 1099 "U.S. Information Return" annually within the time provided by law for any calendar year coming within the Term. Consultant agrees that he is obligated to pay all appropriate federal, state and local income taxes and sales or other taxes relating to this Agreement and to comply with all federal, state and local laws regarding same and further agrees to indemnify and hold Kaman harmless from any and all liability which may result from Consultant's failure to do so or from Kaman's not withholding amounts for sales or income tax or FICA. It is expressly agreed by and between Consultant and Kaman that the applicable Consultant's fee shall be the total compensation due Consultant and Consultant is not eligible for any Kaman benefits including but not limited to insurance programs, workers compensation benefits, medical benefits, vacation pay and personal time. It is understood and agreed that Consultant shall maintain his own insurance coverage, as appropriate, to cover medical, automobile and general liability (and workers compensation, if applicable) in generally acceptable amounts and Consultant shall provide Kaman with certificate or certificates evidencing such coverage at Kaman's request.

     4. Confidentiality. Consultant shall use his best efforts to perform successfully the tasks assigned to him by Kaman and shall not, without the prior written consent of Kaman, directly or indirectly, divulge information concerning or touching upon the work performed by him for Kaman. It is understood that disclosure of information relating to work under Government contracts of a restricted nature to any person not entitled to receive the same, or failure to safeguard all classified matter which may come to the knowledge of Consultant in connection with such work, may subject Consultant to criminal liability under the laws of the United States.

     5. No Conflicts of Interest. Consultant represents that there are no agreements or understandings between Consultant and any other person, partnership or corporation which prohibits the execution of the Agreement or the performance of the obligations hereunder.

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     6.   Termination.  (Intentionally Omitted)

     7. Independent Contractor. The parties intend and agree that Consultant is acting and will act as an independent contractor and not as an employee of Kaman in performance of his services under this Agreement. During the Term, Consultant shall not in any manner be engaged in or concerned with any business competitive with any business related to the consulting activities performed hereunder.

     8. Governing Law; Disputes. This Agreement shall be interpreted under the laws of the State of Connecticut. Any controversy or claim arising out of or relating to this Agreement, or breach hereof shall be settled by arbitration to be held at Hartford, Connecticut in accordance with the rules of the American Arbitration Association and judgment upon the award rendered thereunder by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     9. Entire Agreement; No Assignment. This Agreement constitutes the entire agreement of the parties and shall be binding on or inure to the benefit of the parties hereto. It is understood and agreed that this Agreement is personal to the Consultant and cannot be assigned or otherwise alienated in any manner.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate the day and year first above written.


                                   KAMAN CORPORATION
Candace A. Clark                   By Paul R. Kuhn
Witness						   Its President

Date	July 12, 2001				Date  July 12, 2001


Candace A. Clark				Walter R. Kozlow
Witness                            Consultant

Date	July 17, 2001				Date  July 17, 2001









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